Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CINCO RESOURCES, INC.

CINCO RESOURCES, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST:  The Amended and Restated Certificate of Incorporation of the Company (as heretofore amended, the “Restated Certificate of Incorporation”) is hereby amended so that Article FOURTH of the Certificate of Incorporation of the Company is amended and restated in its entirety as follows:

“FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 shares of capital stock, which shall be divided into two classes, consisting of (i) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (ii) 150,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

1.                                      Provisions Relating to the Preferred Stock.

(a)                                 The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers (full or limited, or no voting powers), and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or any amendment hereto or in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter prescribed and set forth in a certificate of designations filed with the Secretary of State of the State of Delaware as required by the DGCL (a “Preferred Stock Designation”).

(b)                                 The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing series of Preferred Stock in a Preferred Stock Designation by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series of Preferred Stock. The Board may decrease the number of shares of Preferred Stock designated for any existing series of Preferred Stock in a Preferred Stock Designation (but not below the number of shares then outstanding) by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series and, unless otherwise provided in the Preferred Stock Designation of such series, the shares so subtracted shall become authorized and unissued shares of Preferred Stock, undesignated as to series.

(c)                                  Except as otherwise provided by law or in a Preferred Stock Designation, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of the stockholders.

2.                                      Provisions Relating to the Common Stock.

(a)                                 Except as otherwise provided by law or in a Preferred Stock Designation, the holders of Common Stock, as such, shall be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

(b)                                 Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c)                                  Except as otherwise provided in this Certificate of Incorporation (including any Preferred Stock Designation), the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock of the Corporation representing a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(d)                                 Subject to preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Common Stock, as such, are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Board out of funds legally available therefor.

(e)                                  In the event of any liquidation, dissolution or winding-up of the Corporation, holders of Common Stock, as such, will be entitled to share ratably in the assets of the Corporation that are remaining after payment or provision for payment of all debts and obligations of the Corporation and of preferential amounts payable to holders of outstanding shares of Preferred Stock, if any.”

SECOND:  The foregoing amendment was duly adopted and approved in accordance with the applicable provisions of Section 242 of the DGCL, and by written consent of stockholders of the Corporation in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the        day of               , 2012.

CINCO RESOURCES, INC.

By:
Name:
Title: